Exhibit 2

PROXY STATEMENT
 ________________

SILICOM LTD.
14 Atir Yeda St.
Kfar Sava
Israel

ANNUAL GENERAL MEETING OF SHAREHOLDERS
 June 5, 2019

   The enclosed proxy is being solicited by the board of directors (the "Board of Directors") of Silicom Ltd. (the "Company") for use at the Company's Annual General Meeting of Shareholders (the "Meeting") to be held on Wednesday, June 5, 2019, at 14:00 Israel time, or at any adjournment or postponement thereof. Upon the receipt of a properly executed proxy in the form enclosed, the persons named as proxies therein will vote the ordinary shares, par value New Israeli Shekels ("NIS") 0.01 each, of the Company (the "Ordinary Shares") covered thereby in accordance with the directions of the shareholders executing the proxy. In the absence of such directions, and except as mentioned otherwise in this proxy statement, the Ordinary Shares represented thereby will be voted in favor of each of the proposals described in this proxy statement.

   The proxy solicited hereby may be revoked at any time prior to its exercise, by means of a written notice delivered to the Company, by substitution of a new proxy bearing a later date or by a request for the return of the proxy at the Meeting. The Company expects to solicit proxies by mail and to mail this proxy statement and the accompanying proxy card to shareholders on or about May 13, 2019. Directors, officers and employees of the Company may also solicit proxies by telephone, facsimile and personal interview.

   The Company will bear the cost of the preparation and mailing of its proxy materials and the solicitation of proxies. Copies of solicitation materials will be furnished to brokerage firms, nominees, fiduciaries and other custodians for forwarding to their principals, and the reasonable fees and expenses of such forwarding agents will be borne by the Company. Only holders of record of Ordinary Shares at the close of business in New York, NY, USA on May 6, 2019 are entitled to vote at the Meeting. On April 29, 2019, 7,600,122 Ordinary Shares were outstanding and entitled to vote. Each Ordinary Share is entitled to one vote on each matter to be voted at the Meeting.

   Two or more shareholders present, personally or by proxy, holding not less than thirty three and a third percent (33 1/3%) of the Company's outstanding Ordinary Shares, shall constitute a quorum for the Meeting. If within half an hour from the time the Meeting is convened a quorum is not present, the Meeting shall stand adjourned until Wednesday, June 12, 2019 at 14:00  Israel time. If a quorum is not present at the adjourned meeting within half an hour from the time appointed for such meeting, two or more shareholders present personally or by proxy shall be deemed a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the Meeting was convened. Abstentions and broker non-votes are counted as Ordinary Shares present for the purpose of determining a quorum.

   Pursuant to the Israeli Companies Law, 1999-5759 (the "Companies Law"), each of Proposals 3, 4, 6 and 9 requires the affirmative vote of shareholders present at the Meeting, in person or by proxy, and holding Ordinary Shares of the Company amounting in the aggregate to at least a majority of the votes actually cast by shareholders with respect to such proposals (hereinafter an "Ordinary Majority").

   Pursuant to the Companies Law, each of Proposals 1, 2, 5, 7 and 8 requires the affirmative vote of a simple majority of shares present at the Meeting, in person or by proxy, and voting thereon, as long as either:

•
the majority of shares that voted for the approval of the proposal includes at least majority of the shares held by non-controlling and non-interested shareholders voted at the meeting, (excluding abstaining votes); or

•	the total number of shares of non-controlling and non-interested shareholders that voted against the approval of the proposal does not exceed two percent of the aggregate voting rights in the Company.

   Shareholders are requested to notify us whether or not they have a "Personal Interest" in connection with each of Proposals 1, 2, 5, 7 and 8 (please see the definition of the term "Personal Interest" with respect to such proposal below under the description of the proposal). If any shareholder casting a vote in connection thereto does not notify us as to whether or not they have a Personal Interest with respect to each of Proposals 1, 2, 5, 7 and 8 they will be deemed as having a Personal Interest with respect to such proposal and their vote will not be counted for the special disinterested majority required for the approval of such proposal.

PRINCIPAL SHAREHOLDERS

   The following table sets forth, as of March 31, 2019 the number of Ordinary Shares, including options and warrants to purchase Ordinary Shares exercisable within 60 days, owned by (i) all shareholders known to the Company to own more than five percent (5%) of the Company's Ordinary Shares and (ii) all directors and officers as a group (based on 7,600,122 Ordinary Shares outstanding on that date). Each of our shareholders has identical voting rights with respect to its shares. All of the information with respect to beneficial ownership of the Ordinary Shares is given to the best of our knowledge. Except where otherwise indicated, and subject to applicable community property laws, we believe, based on information furnished to us by such owners or otherwise disclosed in any public filings, that the beneficial owners of the Ordinary Shares listed below have sole dispositive and voting power with respect to such Ordinary Shares.

Name of Shareholder	Number of Shares and Options Owned(1)	Percentage of Outstanding Shares
Wellington Management Group LLP(2)	872,040	11.47%
Wellington Trust Company, NA(3)	814,281	10.71%
Zohar Zisapel(4)	723,706	9.52%
Dov Yelin/Yair Lapidot/Yelin Lapidot Holdings Management Ltd./ Yelin Lapidot Mutual Funds Management Ltd. (5)	611,524	8.05%
Janus Henderson Group PLC/ Janus Henderson Small Cap Value Fund(6)	438,974	5.78%
Ibex Investors LLC/ Justin B. Borus, Ibex Israel Fund LLLP/Ibex GP LLC/Ibex Investment Holdings LLC/Ibex Investment Holdings II LLC (7)	391,052	5.15%

(1)
The table above includes the number of shares and options that are exercisable within 60 days of March 31, 2019. Ordinary shares subject to these options are deemed beneficially owned for the purpose of computing the ownership percentage of the person or group holding these options, but are not deemed outstanding for purposes of computing the ownership percentage of any other person. Except where otherwise indicated, and subject to applicable community property laws, based on information furnished to us by such owners or otherwise disclosed in any public filings, to our knowledge, the persons and entities named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them. All the information detailed in this table is as set forth in major shareholders' public filings, unless stated otherwise.

(2)
As reported on the Schedule 13G/A filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP with the SEC on January 10, 2019. The securities as to which the Schedule was filed are owned of record by clients of one or more investment advisers, which are directly or indirectly owned by Wellington Management Group LLP.

Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent (5%) of this class of securities, except for: Wellington Trust Company, NA.

The relevant entities that beneficially own shares of the security class that were reported on the Schedule are: Wellington Group Holdings LLP, Wellington Investment Advisors LLP, Wellington Management Global Holdings, Ltd., one or more of the following investment advisers (the "Wellington Investment Advisers"): Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd., Wellington Management Hong Kong Ltd., Wellington Management International Ltd., Wellington Management Japan Pte Ltd., Wellington Management Australia Pty Ltd.

The securities as to which the Schedule was filed by Wellington Management Group LLP, as parent holding company of certain holding companies and the Wellington Investment Advisers, are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP.

(3)
As reported on Schedule 13G filed by Wellington Trust Company, NA with the SEC on January 10, 2019. The securities as to which the Schedule was filed by Wellington Trust Company, NA, in its capacity as investment adviser, are owned of record by clients of Wellington Trust Company, NA. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.

(4)	As reported on Schedule 13D/A filed by Zohar Zisapel with the SEC on January 16, 2019.

(5)
As reported on the Schedules 13G/A filed by each of Dov Yelin ("Yelin"), Yair Laipdot ("Lapidot"), Yelin Lapidot Holdings Management Ltd. ("Yelin Lapidot Holdings"), and Yelin Lapidot Mutual Funds Management Ltd. (collectively, "Yelin Lapidot") with the SEC on February 11, 2019, all  ordinary shares of the Company are beneficially owned by provident funds managed by Yelin Lapidot Provident Funds Management Ltd. and/or mutual funds managed by Yelin Lapidot Mutual Funds Management Ltd. (the “Subsidiaries”), each a wholly-owned subsidiary of Yelin Lapidot Holdings. Messrs. Yelin and Lapidot each own 24.38% of the share capital and 25.004% of the voting rights of Yelin Lapidot Holdings, and are responsible for the day-to-day management of Yelin Lapidot Holdings. The Subsidiaries operate under independent management and make their own independent voting and investment decisions. Any economic interest or beneficial ownership in any of the securities covered by the Schedule is held for the benefit of the members of the provident funds or mutual funds, as the case may be. According to the Schedule, the Schedule shall not be construed as an admission by Messrs. Yelin and Lapidot, Yelin Lapidot Holdings or the Subsidiaries that he or it is the beneficial owner of any of the securities covered by the Schedule, and each of Messrs. Yelin and Lapidot, Yelin Lapidot Holdings, and the Subsidiaries disclaims beneficial ownership of any such securities.

(6)
As reported on Schedule 13G filed by Janus Henderson Group PLC and Janus Henderson Small Cap Value Fund with the SEC on February 12, 2019, Janus Henderson has an indirect 97.11% ownership stake in Intech Investment Management LLC ("Intech") and an one hundred percent (100%) ownership stake in Janus Capital Management LLC ("Janus Capital"), Janus Capital International Limited ("JCIL"), Perkins Investment Management LLC ("Perkins"), Geneva Capital Management LLC ("Geneva"), Henderson Global Investors Limited ("HGIL") and Janus Henderson Global Investors Australia Institutional Funds Management Limited ("JHGIAIFML"), (each an "Asset Manager" and collectively as the "Asset Managers"). Due to the above ownership structure, holdings for the Asset Managers are aggregated for purposes of the Schedule. Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual and/or institutional clients (collectively, "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Perkins may be deemed to be the beneficial owner of 438,974 shares or 5.8% of the shares outstanding of the Company held by such Managed Portfolios. However, Perkins does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. Janus Henderson Small Cap Value Fund is an investment company registered under the Investment Company Act of 1940 and is one of the Managed Portfolios to which Janus Capital provides investment advice.

The Managed Portfolios have the right to receive all dividends from, and the proceeds from the sale of, the securities held in their respective accounts.

The interest of one person, Janus Henderson Small Cap Value Fund, an investment company registered under the Investment Company Act of 1940, in the Company shares amounted to 401,738 shares or 5.3% of the total outstanding Company shares.

These shares were acquired in the ordinary course of business, and not with the purpose of changing or influencing control of the Company.

Intech, Janus Capital, JCIL, Perkins, Geneva, HGIL and JHGIAIFML are indirect subsidiaries of Janus Henderson and are registered investment advisers furnishing investment advice to Managed Portfolios.

(7)
As reported on Schedule 13G filed by Ibex Investors LLC (the "Investment Manager"), Justin B. Borus, Ibex Israel Fund LLLP (the "Fund"), Ibex GP LLC (the "General Partner"), Ibex Investment Holdings LLC ("IM Holdings") and Ibex Investment Holdings II LLC ("GP Holdings") with the SEC on January 28, 2019,  the Fund is a private investment vehicle.  The Fund directly beneficially owns the Company's ordinary shares detailed in the Schedule.  The Investment Manager is the investment manager of the Fund.  IM Holdings is the sole member of the Investment Manager.  The General Partner is the general partner of the Fund.  GP Holdings is the sole member of the General Partner.  Justin B. Borus is the manager of the Investment Manager, IM Holdings, the General Partner and GP Holdings.  Justin B. Borus, the Investment Manager, IM Holdings, the General Partner and GP Holdings may be deemed to beneficially own the Company's ordinary shares reported in the Schedule, directly beneficially owned by the Fund.  Each of the reporting person detailed in the Schedule disclaimed beneficial ownership with respect to any shares other than the shares directly beneficially owned by such reporting person.

COMPENSATION OF OFFICERS

   For details concerning the compensation granted to the Company's five most highly compensated office holders (as defined in the Companies Law) during or with respect to the year ended December 31, 2018, see the Company's annual report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2019.

*          *          *          *          *

PROPOSAL 1

TO RE-ELECT MS. AYELET AYA HAYAK AS ONE OF THE EXTERNAL DIRECTORS
OF THE COMPANY

The Board of Directors has nominated Ms. Ayelet Aya Hayak for election as one of the External Directors of the Company, to serve for a third three-year term commencing on July 1, 2019.

Under the Companies Law, Israeli companies whose shares have been offered to the public in or outside of Israel are required to appoint at least two External Directors to serve on their Board of Directors for a three year term. An External Director must be elected by the shareholders. The initial term of office of an External Director is three years and may be extended for two additional terms of three years each (and under certain conditions for successive three year terms).

Each committee of the Board of Directors entitled to exercise any powers of the board is required to include at least one external director. The audit committee and the compensation committee must include all the external directors.

Under the Companies Law, a person may be appointed as an External Director if he or she possesses "accounting and financial expertise" or "professional qualifications", and is otherwise qualified to serve as a director. At least one of the External Directors of a company must possess "accounting and financial expertise". The conditions and criteria for possessing "accounting and financial expertise" or "professional qualifications" are determined under the Companies Law Regulations (Conditions and Criteria for Directors having Accounting and Financial Expertise and for Directors having Professional Qualifications) – 2005 (the "External Director Qualification Regulations")).

A person may not serve as an external director if he or she is a relative of a person controlling the Company, or if at the date of his or her appointment or within the prior two years, that person, or his or her relatives, partners, employers, or anyone to whom he or she reports directly or indirectly or entities under his or her control, are subject to, have or had any affiliation with the Company, with any entity or person controlling the Company or with a relative of any entity or person controlling the Company, at the time of appointment or with another entity in which the controlling shareholder at the time of the appointment or within the prior two years is the Company or the person controlling the Company; and in a company, such as the Company, where there is no person or entity controlling it or a shareholder with a control block of at least twenty-five percent (25%) of the votes in a shareholders meeting, there is also no affiliation of the person with anyone whom, on the date of appointment, is either the Chairperson of the Board of Directors of the Company, the Chief Executive Officer, a major shareholder who holds at least five (5%) of the issued and outstanding shares of the company or five (5%) of the votes at a shareholders meeting, or the most senior Executive Officer in the Finance Department of the Company. Under the Companies Law, "affiliation" is defined in this context to include an employment relationship, a business or professional relationship maintained on a regular basis, control or service as an office holder. An office holder is defined in the Companies Law as any general manager, chief business manager, deputy general manager, vice general manager, or any manager assuming the responsibilities of any of these positions regardless of that person's title, as well as a director, or a manager directly subordinate to the general manager.

A person may not serve as an External Director if that person's position or other activities create, or may create, a conflict of interest with the person's service as a director or may otherwise interfere with the person's ability to serve as an External Director. Additionally, no person may serve as an External Director if the person, the person's relative, spouse, employer or any entity controlling or controlled by the person, has a business or professional relationship with someone with whom affiliation is prohibited, even if such relationship is not maintained on a regular basis, excepting negligible relationships, or if such person received from the company any compensation as an External Director in excess of what is permitted by the Companies Law. If at the time any External Director is appointed, all members of the Board of Directors who are not controlling shareholders or their relatives are of the same gender, then the external director to be appointed must be of the other gender.

Ms. Ayelet Aya Hayak is hereby nominated as an External Director of the Company.

Set forth below is certain information concerning the professional experience and qualifications of Ms. Ayelet Aya Hayak:

Nominee	Age	Principal Occupation
Ayelet Aya Hayak	49
Ms. Hayak was elected by the shareholders as an External Director for an initial three-year term commencing July 1, 2013 and re-elected for a second three-year term at the 2016 Annual General Meeting of our shareholders. Ms. Hayak is the CEO of Imdecol Ltd. and also serves as a director in several companies, among which are Ashra the Israel Foreign Trade Risks Insurance Corporation Ltd. and M.I. Holdings Ltd. Ms. Hayek holds a BA degree in accounting and business administration from the Tel Aviv College of Management and is also a Certified Public Accountant.

Payment of remuneration to the Company's External Directors in an amount between the minimum and the fixed amounts of the annual and participation fees permitted under the Companies Regulations (Rules Regarding Compensation and Expenses of External Directors) - 2000 (the "External Directors Compensation and Expenses Regulations"), requires approval by each of the Compensation Committee, the Board of Directors and shareholders of the Company, in such order. Ms. Hayak shall be entitled, if elected, to the minimum annual and participation fees permitted under External Directors Compensation and Expenses Regulations.

Ms. Hayak has attested to the Board of Directors and the Company that she meets all the requirements in connection with the election of external directors of publicly traded companies under the Companies Law and the regulations promulgated thereunder.

The Board of Directors has reviewed the qualifications and expertise of Ms. Hayak and has determined that Ms. Hayak has the requisite "accounting and financial expertise" and the "professional qualifications", in accordance with the criteria set forth in the External Director Qualification Regulations. In addition, Ms. Hayak meets the independence requirements of an independent director as set forth by the NASDAQ Listing Rules and the Securities and Exchange Commission.

In the event that Ms. Hayak should be unable to serve, the person named in the proxy shall vote the Ordinary Shares for the election of such other nominee as management may propose. The Company is not aware of any reason why Ms. Hayak, if elected, should be unable to serve as director. The Company does not have any understanding or agreement with respect to the future election of Ms. Hayak.

If elected pursuant to this Proposal 1, Ms. Hayak will continue to be party to the indemnification agreement with the Company in the form of indemnification letter previously approved by the shareholders on April 11, 2012 to be entered into by the Company with directors serving from time to time in such capacity, and shall continue to be insured under the Company's directors and officers insurance coverage policy which provides coverage for all directors of the Company.

The shareholders of the Company will be requested to adopt the following resolution at the Meeting:

"RESOLVED, to re-elect Ms. Ayelet Aya Hayak as an external director of the Company for an additional three year term, commencing on July 1, 2019, during which Ms. Hayak shall be entitled to payment of remuneration in the amount of the minimum annual and participation fees as provided for in Appendix B and Appendix C, respectively, of the External Directors Compensation and Expenses Regulations".

Pursuant to the Companies Law, approval of this Proposal 1 requires the affirmative vote of a simple majority of shares present at the meeting, in person or by proxy, and voting thereon, as long as one of the following conditions is met:

•
the majority of shares voted for the election of the external director includes at least a majority of the shares held by non-controlling and non-interested shareholders voted at the meeting, (excluding abstaining votes); or

•
the total number of shares of non-controlling and non-interested shareholders voted against the election of the external director does not exceed two percent (2%) of the aggregate voting rights in the company.

Each shareholder voting at the meeting or prior thereto by means of the accompanying proxy card is requested to notify us if he, she or it has a Personal Interest in connection with this Proposal 1 as a condition for his or her vote to be counted with respect to this Proposal 1. If any shareholder casting a vote in connection hereto does not notify us if he, she or it has a Personal Interest with respect to this Proposal 1, his, her or its vote with respect to this Proposal 1 will not be counted for the special disinterested majority required.

 For this purpose, "Personal Interest" is defined as: (1) a shareholder's personal interest in the approval of an act or a transaction of the Company, including (i) the personal interest of his or her relative (which includes for these purposes any members of his/her (or his/her spouse's) immediate family or the spouses of any such members of his or her (or his/her spouse's) immediate family); and (ii) a personal interest of a body corporate in which a shareholder or any of his/her aforementioned relatives serves as a director or the chief executive officer, owns at least five percent (5%) of its issued share capital or its voting rights or has the right to appoint a director or chief executive officer, but (2) excluding (i) a personal interest arising solely from the fact of holding shares in the Company or in a body corporate; or (ii) a personal interest that is not a result of connections with a controlling shareholder of the Company.

The Board of Directors, with the exception of Ms. Ayelet Aya Hayak who expresses no recommendation as to the vote on the above proposal, recommends a vote FOR approval of the re-election of Ms. Ayelet Aya Hayak as an external director of the Company and approval of her remuneration terms.

PROPOSAL 2

TO RE-ELECT MR. ILAN EREZ AS ONE OF THE EXTERNAL DIRECTORS OF THE
COMPANY

The Board of Directors has nominated Mr. Ilan Erez for re-election as one of the External Director of the Company, to serve for a fourth three-year term commencing on July 1, 2019.

Pursuant to Section 245(a) of the Companies Law, an External Director can be appointed for service for up to three consecutive three-year terms. In addition, pursuant to Section 5(f) of the Israeli Companies Regulations (Relief for Companies the Shares of Which are Registered for Trading Outside of Israel), 2000 (the "Relief Regulations"), Israeli companies the shares of which are traded on, among others, the Nasdaq Global Select Market, may nominate an External Director for additional terms of up to three years each, provided that (i) their Audit Committee and Board of Directors resolved that the nomination and appointment of the relevant External Director for each such additional terms is for the best interests of the Company in light of the External Director's expertise and special contribution to the Board of Directors and the Board committees, (ii) the External Director was nominated for each such additional terms by the Board of Directors or by a shareholder holding at least one percent (1%) of the Company's issued and outstanding share capital, pursuant to the terms of Section 245(A1) of the Companies Law, and (iii) the term during which the External Director has served, as well as the Audit Committee's and Board of Directors' reasons for nominating the external director for each such additional terms, were presented to the Company's shareholders prior to their approval of the appointment for each such additional terms.

The Board assessed Mr. Ilan Erez's expertise and special contribution to the Board and to the Audit and Compensation Committees, and determined that Mr. Ilan Erez's nomination and appointment as External Director for a fourth three-year term is in the best interests of the Company in light of his expertise and special contribution to the Board and to the Audit and Compensation Committees. For additional information regarding the requirements governing the appointment of External Directors pursuant to the Companies Law, see Proposal 1 above.

In the event that Mr. Erez should be unable to serve, the person named in the proxy shall vote the Ordinary Shares for the election of such other nominee as management may propose. The Company is not aware of any reason why Mr. Erez, if elected, should be unable to serve as director. The Company does not have any understanding or agreement with respect to the future election of Mr. Erez.

Set forth below is certain information concerning the professional experience and qualifications of Mr. Erez:

Nominee	Age	Principal Occupation
Ilan Erez	51
Mr. Erez serves as an External Director since July 2010, when he was elected by our shareholders for an initial three-year term commencing July 2010 and was elected by the shareholders for a third three-year term commencing June 2016. Mr. Erez has been General Manager of 3D Systems Corporation's (NYSE: DDD) Software Business Unit since September 2016 and co-managed that business unit from May 2015 to September 2016. 3D Systems provides comprehensive 3D products and services, including 3D printers, print materials, on-demand manufacturing services and digital design and manufacturing tools. From 2005 to 2015, Mr. Erez served as Chief Financial Officer of Cimatron Ltd. (NASDAQ: CIMT) engaged in the design and sale of CAD/CAM software for the tool-making and discrete manufacturing industries.  From 1998 to 2005 Mr. Erez served as the Chief Financial Officer of the Company. He also served as VP Operations of the Company from May 2001 to 2005. From 1996 to 1998 Mr. Erez served as Controller and Assistant to the Chief Executive Officer of Bio-Dar Ltd. From 1994 to 1996 Mr. Erez served as an auditor at Kesselman & Kesselman, a PWC member firm. Mr. Erez is a Certified Public Accountant in Israel and holds a B.A in Accounting and Economics from the Hebrew University and an LL.M. in Business Law from Bar-Ilan University

    Payment of remuneration to the Company's External Directors in an amount which falls between the minimum and the fixed amounts of the annual and participation fees permitted under the External Directors Compensation and Expenses Regulations, requires approval by each of the Compensation Committee, the Board of Directors and shareholders of the Company, in such order. Mr. Erez shall be entitled, if elected, to the minimum annual and participation fees permitted under External Directors Compensation and Expenses Regulations.

    Mr. Erez has attested to the Board of Directors and the Company that he meets all the requirements in connection with the election of external directors of publicly traded companies under the Companies Law and the regulations promulgated thereunder.

The Board of Directors has reviewed the qualifications and expertise of Mr. Erez and has determined that Mr. Erez has the requisite "accounting and financial expertise" and the "professional qualifications", in accordance with the criteria set forth in the External Director Qualification Regulations. In addition, Mr. Erez meets the independence requirements of an independent director as set forth by the NASDAQ Listing Rules and the Securities and Exchange Commission.

If elected pursuant to this Proposal 2, Mr. Erez will continue to be party to the indemnification agreement with the Company in the form of indemnification letter previously approved by the shareholders on April 11, 2012 to be entered into by the Company with directors serving from time to time in such capacity, and shall continue to be insured under the Company's directors and officers insurance coverage policy which provides coverage for all directors of the Company.

The shareholders of the Company will be requested to adopt the following resolution at the Meeting:

"RESOLVED, to re-elect Mr. Erez as an external director of the Company for an additional three year term, commencing on July 1, 2019, during which Mr. Erez shall be entitled to payment of remuneration in the amount of the minimum annual and participation fees as provided for in Appendix B and Appendix C, respectively, of the External Directors Compensation and Expenses Regulations".

Pursuant to the Companies Law, approval of this Proposal 2 requires the affirmative vote of a simple majority of shares present at the meeting, in person or by proxy, and voting thereon, as long as one of the following conditions is met:

•
the majority of shares voted for the election of the external director includes at least a majority of the shares held by non-controlling and non-interested shareholders voted at the meeting, (excluding abstaining votes); or

•
the total number of shares of non-controlling and non-interested shareholders voted against the election of the external director does not exceed two percent (2%) of the aggregate voting rights in the company.

Each shareholder voting at the meeting or prior thereto by means of the accompanying proxy card is requested to notify us if he, she or it has a Personal Interest in connection with this Proposal 2 as a condition for his or her vote to be counted with respect to this Proposal 2. If any shareholder casting a vote in connection hereto does not notify us if he, she or it has a Personal Interest with respect to this Proposal 2, his, her or its vote with respect to this Proposal 2 will not be counted for the special disinterested majority required.

See Proposal 1 above for an overview of the definition of "Personal Interest" pursuant to the Companies Law.

The Board of Directors, with the exception of Mr. Ilan Erez who expresses no recommendation as to the vote on the above proposal recommends a vote FOR approval of the re-election of Mr. Erez as an external director of the Company and approval of his remuneration terms.

PROPOSAL 3

TO RE-ELECT MR. AVI EIZENMAN, THE COMPANY'S ACTIVE CHAIRMAN OF THE
BOARD OF DIRECTORS, TO HOLD OFFICE AS DIRECTOR FOR A THREE YEAR
TERM COMMENCING ON THE DATE OF THE MEETING

The management of the Company has selected Mr. Avi Eizenman, the Company's Active Chairman of the Board, for re-election as director and as Active Chairman of the Board of Directors, to serve for an additional three-year term commencing on the date of the Meeting until the end of his term and until his successor is duly elected. In the absence of instructions to the contrary, the persons named in the enclosed proxy will vote the Ordinary Shares represented thereby "FOR" the election of Mr. Avi Eizenman. If Mr. Avi Eizenman is unable to serve, the persons named in the proxy shall vote the Ordinary Shares for the election of such other nominee as management may propose. Mr. Avi Eizenman, who is currently serving as a director of the Company and as the Company's Active Chairman of the Board, has advised the Company that he will continue to serve as director and as Active Chairman of the Board if re-elected.

Mr. Avi Eizenman has attested to the Board of Directors and the Company that he meets all the requirements in connection with the election of directors of publicly traded companies under the Companies Law and the regulations promulgated thereunder.

The following table provides certain relevant information concerning Mr. Avi Eizenman, including his principal occupation during the past five years:

Nominee	Age	Principal Occupation
Avi Eizenman	61
Mr. Eizenman co-founded the Company in 1987 and has served as a Director since its inception. Mr. Eizenman also served as our President and Chief Executive Officer from the Company’s inception until April 1, 2001, and on such date, he resigned from his positions as President and Chief Executive Officer and was appointed Active Chairman of the Board of Directors. Mr. Eizenman served as head of the ASIC department at Scitex Ltd. in 1986. From 1979 until 1985, Mr. Eizenman held various positions, including project manager, ASIC specialist and engineer, with the Electronic Research & Development Department of the Israeli Ministry of Defense. Mr. Eizenman holds a B.Sc. degree, with honors, in Electrical Engineering from the Technion, and an M.B.A. from Tel Aviv University.

In accordance with our Compensation Policy, which was re-approved by the Company's shareholders on June 8, 2016 (the "Compensation Policy"), Mr. Avi Eizenman will continue to be a party to an indemnification agreement with the Company in the form of an indemnification letter previously approved by the shareholders on April 11, 2012 to be entered into by the Company with directors serving from time to time in such capacity, and shall continue to be insured under the Company's directors and officers insurance coverage which provides coverage for all directors of the Company. Under our Compensation Policy, any change to the indemnification agreement or the insurance policy, including the cost and/or any changes, which materially depart from the key terms of the current agreement and/or insurance policy (provided that such changes apply equally to all executives of the Company, including directors), will be submitted to the Company's Compensation Committee and the Board of Directors for their approval but shall not, unless required by law or the Company's Articles of Association, be presented at a General Meeting of the shareholders.

The shareholders of the Company will be requested to adopt the following resolution at the Meeting:

"RESOLVED, to re-elect Mr. Avi Eizenman as a director of the Company and as the Company's Active Chairman of the Board for a three-year term commencing on the date of the Meeting and until his successor has been duly elected."

The re-election of Mr. Avi Eizenman as director and Active Chairman of the Board requires the affirmative vote of an Ordinary Majority.

The Board of Directors, with the exception of Mr. Avi Eizenman who expresses no recommendation as to the vote on the above proposal recommends a vote FOR approval of the re-election of Mr. Avi Eizenman as a director of the Company and Active Chairman of the Board as set forth above.

PROPOSAL 4

TO APPROVE THE GRANT OF 13,333 OPTIONS TO PURCHASE ORDINARY SHARES
OF THE COMPANY TO MR. AVI EIZENMAN, THE COMPANY'S ACTIVE CHAIRMAN
OF THE BOARD OF DIRECTORS

The Company's Compensation Policy provides that "all Executives (other than non-employee directors) are incentivized through cash bonuses and long-term equity-based incentives to provide the Executive with a stake in Silicom's success – thus linking the Executive's long-term financial interests with the interests of Silicom's shareholders. The maximum value of the variable compensation components shall not exceed eighty percent (80%) of each Executive's total compensation package on an annual basis. The maximum annual value of the equity-based long-term compensation components and cash bonuses of all Silicom Executives shall not exceed two percent (2%) of Silicom's market cap. Such caps in the Compensation Policy are referred to herein as the "Compensation Policy Caps."

The Compensation Committee and Board of Directors have each recommended and approved on January 31, 2019, a grant of 13,333 options to purchase Ordinary Shares of the Company pursuant to the Company's Global Share Incentive Plan (2013) (the "Plan") to Mr. Avi Eizenman, the Active Chairman of the Company's Board of Directors. The Compensation Committee and Board of Directors have each also determined that the proposed grant of options to Mr. Avi Eizenman is in compliance with the Compensation Policy, the Compensation Policy Caps and the Amended Policy. The proposed grant has an exercise price equal to the average closing price of the Company's Ordinary Shares on the thirty (30) trading days preceding the date of the approval of such grant by the Board of Directors, which date of approval shall be the grant date (hereinafter in this Proposal: the "Exercise Price" and "Grant Date", respectively), where one hundred percent (100%) will vest on the second anniversary of the Grant Date, and which options (vested and unvested) shall expire, by their terms, upon the earlier to occur of: (a) the eighth anniversary of the Grant Date; and (b) the first date following the Grant Date on which the closing price per share of the Company's Ordinary Shares falls below fifty percent (50%) of the Exercise Price.

The Compensation Committee and Board of Directors have each concluded that the terms of the proposed grant of options are pursuant to the Plan and in compliance with the Compensation Policy, the Compensation Policy Caps and the Amended Policy.

The shareholders of the Company will be requested to adopt the following resolution at the Meeting:

"RESOLVED to approve granting 13,333 options to purchase Ordinary Shares of the Company to Mr. Avi Eizenman, the Active Chairman of the Company's Board of Directors, with the effective grant date and vesting terms as set forth above."

The approval of the grant of 13,333 options to purchase Ordinary Shares of the Company to Mr. Avi Eizenman, the Active Chairman of the Company's Board of Directors, requires the affirmative vote of an Ordinary Majority.

The Board of Directors, with the exception of Mr. Eizenman who expresses no recommendation as to the vote on the above proposal, recommends that the shareholders vote FOR approval of the proposed resolution.

PROPOSAL 5

TO APPROVE THE GRANT OF 13,333 OPTIONS TO PURCHASE ORDINARY SHARES
OF THE COMPANY TO MR. YESHAYAHU ('SHAIKE') ORBACH, A MEMBER OF THE
BOARD OF DIRECTORS, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE
COMPANY

The Compensation Committee and Board of Directors have each recommended and approved on January 31, 2019, a grant of 13,333 options to purchase Ordinary Shares of the Company pursuant to the Plan to Mr. Yeshayahu ('Shaike') Orbach, a member of the Board of Directors, and President and Chief Executive Officer of the Company. The Compensation Committee and Board of Directors have each also determined that the proposed grant of options to Mr. Yeshayahu ('Shaike') Orbach is in compliance with the Compensation Policy, the Compensation Policy Caps and the Amended Policy. The proposed grant has an exercise price equal to the average closing price of the Company's Ordinary Shares on the thirty (30) trading days preceding the date of the approval of such grant by the Board of Directors, which date of approval shall be the grant date (hereinafter in this Proposal: the "Exercise Price" and "Grant Date", respectively), where one hundred percent (100%) will vest on the second anniversary of the Grant Date, and which options (vested and unvested) shall expire, by their terms, upon the earlier to occur of: (a) the eighth anniversary of the Grant Date; and (b) the first date following the Grant Date on which the closing price per share of the Company's Ordinary Shares falls below fifty percent (50%) of the Exercise Price.

The Compensation Committee and Board of Directors have each concluded that the terms of the proposed grant of options are pursuant to the Plan and in compliance with the Compensation Policy, the Compensation Policy Caps and the Amended Policy.

The shareholders of the Company will be requested to adopt the following resolution at the Meeting:

"RESOLVED to approve granting 13,333 options to purchase Ordinary Shares of the Company to Mr. Yeshayahu ('Shaike') Orbach, a member of the Board of Directors, and President and Chief Executive Officer of the Company, with the effective grant date and vesting terms as set forth above."

Pursuant to the Companies Law, approval of Proposal 5 requires the affirmative vote of a simple majority of shares present at the meeting, in person or by proxy, and voting thereon, as long as one of the following conditions is met:

•	the majority of shares voted for the proposal includes at least a majority of the shares held by non-controlling and non-interested shareholders voted at the meeting, (excluding abstaining votes); or

•	the total number of shares of non-controlling and non-interested shareholders voted against the proposal does not exceed two percent of the aggregate voting rights in the company.

Each shareholder voting at the meeting or prior thereto by means of the accompanying proxy card is requested to notify us if he, she or it has a Personal Interest in connection with this Proposal 5 as a condition for his or her vote to be counted with respect to this Proposal 5. If any shareholder casting a vote in connection hereto does not notify us if he, she or it has a Personal Interest with respect to this Proposal 5, he, she or it will be deemed as having a Personal Interest with respect to this Proposal 5 and his, her or its vote will not be counted for the special disinterested majority required.

See Proposal 1 above for an overview of the definition of "Personal Interest" pursuant to the Companies Law.

The Board of Directors, with the exception of Mr. Orbach who expresses no recommendation as to the vote on the above proposal, recommends that the shareholders vote FOR approval of the proposed resolution.

PROPOSAL 6

TO APPROVE AN INCREASE IN THE MONTHLY BASE SALARY OF MR. AVI
EIZENMAN, THE COMPANY'S ACTIVE CHAIRMAN OF THE BOARD OF DIRECTORS

The Compensation Committee and Board of Directors reviewed the monthly base salary currently paid to Mr. Avi Eizenman, the Company's Active Chairman of the Board, which is equal to NIS 93,004 per month, and assessed its compatibility, to ensure that Mr. Eizenman's base salary remains suitable and appropriate.

After their evaluation and assessment, each of the Compensation Committee and the Board of Directors approved an increase in Mr. Eizenman's base salary by five percent (5%) to NIS 97,654 from NIS 93,004, per month. The proposed increase, subject to approval by shareholders, will be effective retroactively from January 1, 2019.

The Compensation Committee and Board of Directors have each concluded that the terms of the proposed increased base salary are in compliance with the Compensation Policy and the Amended Policy.

The shareholders of the Company will be requested to adopt the following resolution at the Meeting:

"RESOLVED to approve the increase in the monthly base salary paid to Mr. Avi Eizenman, the Company's Active Chairman of the Board of Directors, from NIS 93,004 per month to NIS 97,654 per month, effective retroactively as of January 1, 2019."

The approval of the increase in the monthly base salary paid to Mr. Avi Eizenman, the Active Chairman of the Company's Board of Directors, requires the affirmative vote of an Ordinary Majority.

The Board of Directors, with the exception of Mr. Eizenman who expresses no recommendation as to the vote on the above proposal, recommends that the shareholders vote FOR approval of the proposed resolution.

PROPOSAL 7

TO APPROVE AN INCREASE IN THE MONTHLY BASE SALARY OF MR. YESHAYAHU
('SHAIKE') ORBACH, A MEMBER OF THE BOARD OF DIRECTORS, PRESIDENT AND
CHIEF EXECUTIVE OFFICER OF THE COMPANY

The Compensation Committee and Board of Directors reviewed the monthly base salary currently paid to Mr. Yeshayahu ('Shaike') Orbach, a member of the Board of Directors, and President and Chief Executive Officer of the Company, which is equal to NIS 75,991 per month, and assessed its compatibility, to ensure that Mr. Orbach's base salary remains suitable and appropriate.

After their evaluation and assessment, each of the Compensation Committee and the Board of Directors approved an increase in Mr. Orbach's base salary by five percent (5%) to NIS 79,790 from NIS 75,991, per month. The proposed increase, subject to approval by shareholders, will be effective retroactively from January 1, 2019.

The Compensation Committee and Board of Directors have each concluded that the terms of the proposed increased base salary are in compliance with the Compensation Policy and the Amended Policy.

The shareholders of the Company will be requested to adopt the following resolution at the Meeting:

"RESOLVED to approve the increase in the monthly base salary paid to Mr. Yeshayahu ('Shaike') Orbach, a member of the Board of Directors, and President and Chief Executive Officer of the Company, from NIS 75,991 per month to NIS 79,790 per month, effective retroactively as of January 1, 2019."

Pursuant to the Companies Law, approval of Proposal 7 requires the affirmative vote of a simple majority of shares present at the meeting, in person or by proxy, and voting thereon, as long as one of the following conditions is met:

•	the majority of shares voted for the proposal includes at least a majority of the shares held by non-controlling and non-interested shareholders voted at the meeting, (excluding abstaining votes); or

•	the total number of shares of non-controlling and non-interested shareholders voted against the proposal does not exceed two percent (2%) of the aggregate voting rights in the company.

Each shareholder voting at the meeting or prior thereto by means of the accompanying proxy card is requested to notify us if he, she or it has a Personal Interest in connection with this Proposal 7 as a condition for his or her vote to be counted with respect to this Proposal 7. If any shareholder casting a vote in connection hereto does not notify us if he, she or it has a Personal Interest with respect to this Proposal 7, he, she or it will be deemed as having a Personal Interest with respect to this Proposal 7 and his, her or its vote will not be counted for the special disinterested majority required.

See Proposal 1 above for an overview of the definition of "Personal Interest" pursuant to the Companies Law.

The Board of Directors, with the exception of Mr. Orbach who expresses no recommendation as to the vote on the above proposal, recommends that the shareholders vote FOR approval of the proposed resolution.

PROPOSAL 8

TO CONSIDER AND ACT UPON A PROPOSAL TO APPROVE THE AMENDED
COMPENSATION POLICY

As required by the Companies Law, the Company has adopted the Compensation Policy regarding the terms of office and employment of its directors and executive officers, which was adopted by its shareholders on July 31, 2013.

As per the provisions of the Companies Law, inter alia Sections 267A and B, and Section 118B(1), an executive compensation policy must be approved and re-approved at least once every three years in accordance with the Companies Law.

Following the review of the Compensation Policy, in light of certain changes in the Companies Law, and in light of the rapid changes in the Company's global business activities and its environment since the adoption of the Compensation Policy, the Compensation Committee and Board of Directors recommend to approve the Silicom Ltd. Amended Executive Compensation Policy, attached hereto as Annex A (the "Amended Policy"), which is deemed by the Compensation Committee and Board of Directors to be appropriate for the Company and aligns the overall compensation package offered to the Company's office holders with the purposes and goals of the Company.

The Amended Policy includes the following main amendments to the Compensation Policy:

•
The Compensation Committee and Board may approve an amendment to the compensation of the Company's Chief Executive Officer that is immaterial relative to the existing compensation of the Company's Chief Executive Officer and complies with the terms of the Amended Policy. For the purposes hereof, an amendment at an aggregate threshold of up to three monthly base salaries during the term of the Amended Policy relative to compensation of the Company's Chief Executive Officer as of the adoption date of the Amended Policy shall be deemed an immaterial amendment;

•
Deletion of the requirement according to which the maximum annual value of the equity-based long-term compensation components and cash bonuses of all the Company's Executives (as defined in the Amended Policy) shall not exceed two percent (2%) of the Company's market cap; and

•
Addition of a term according to which Executives who are subordinated to the Company's Chief Executive Officer shall not be subject to the rule according to which only a non-significant portion of their variable components may be based on non-measureable criteria, provided that the aggregate value of such portion does not exceed three monthly base salaries of each such Executive

In considering the recommendation regarding the Amended Policy, the Compensation Committee and Board of Directors reviewed the Amended Policy and its suitability to the Company while considering the following parameters: (a) advancement of the goals of the Company, its working plan and its long term policy; (b) the creation of proper incentives for the office holders while taking into consideration, inter alia, the Company's risk management policies; (c) the Company's size and nature of its operations; and (d) the contributions and expected contributions of the various office holders in achieving the goals of the Company, and profit in the long term in light of their positions.

The Compensation Committee and Board then reviewed and verified that the following considerations are addressed in the Amended Policy:

(1) the education, skills, expertise and achievements of the relevant office holders in the Company in light of the goals of the Company and the contributions of said officers to the development and success of the Company;

(2) the role and particular position of the office holders, areas of their responsibilities and any previous compensation agreements with them;

(3) the correlation of the proposed compensation terms of office holders included in the Amended Policy with the compensation of other employees of the Company, and the possible effect of such differences in compensation on the employment relations in the company;

(4) whether equity based grants should be considered as a form of payment to office holders, and if so, consideration of a possible maximum rate of compensation for said options when sold; and

(5) the terms of severance payment included in the Amended Policy taking into account the performance and roles and responsibilities of the Company's office holders and the performance of the Company during the office holders' tenure.

The Compensation Committee and Board of Directors, in their consideration of recommending the approval of the Amended Policy by the Company's shareholders, seek to balance the interests of the public shareholders of the Company, with the need to fairly compensate office holders, by considering the value and positioning of the Company on the Israeli and global markets and the role of said office holders in effectuating or maintaining said positioning.

The Amended Policy was evaluated in light of the advancement of the long term goals of the Company, considerations of how management has handled the risks facing the Company, the size of the Company and the character of its operations in comparison to similar companies in the Israeli market, in addition to the factors discussed above. All of these considerations included, as much as possible, a review of measurable criteria and historical data.

The Compensation Committee and Board seek to ensure that it maintains the ability to attract and retain superior office holders in key positions, and that the compensation provided to office holders remains competitive relative to the compensation paid to similarly situated office holders in the Company's industry and the broader marketplace from which it recruits and competes for talent.

The Compensation Committee and Board believe that the most effective compensation program is one designed to reward achievement that aligns office holders' interests with those of the Company and its shareholders by rewarding performance, with the ultimate objective of improving shareholder value and building and maintaining a sustainable company.

In light of the aforementioned considerations, the Compensation Committee and Board found that the Amended Policy is fair and beneficial to the Company and its shareholders in light of the factors, considerations, and materials outlined above.

The Compensation Committee and Board believe that the Amended Policy properly balances the requirements of the Companies Law and the philosophy and objectives described above.

The shareholders of the Company will be requested to adopt the following resolution at the Meeting:

"RESOLVED, to approve the Amended Policy in the form attached as Annex A to the Proxy Statement."

Pursuant to the Companies Law, approval of Proposal 8 requires the affirmative vote of a simple majority of shares present at the meeting, in person or by proxy, and voting thereon, as long as one of the following conditions is met:

•	the majority of shares voted for the proposal includes at least a majority of the shares held by non-controlling and non-interested shareholders voted at the meeting, (excluding abstaining votes); or

•	the total number of shares of non-controlling and non-interested shareholders voted against the proposal does not exceed two percent of the aggregate voting rights in the company.

Each shareholder voting at the meeting or prior thereto by means of the accompanying proxy card is requested to notify us if he, she or it has a Personal Interest in connection with this Proposal 8 as a condition for his or her vote to be counted with respect to this Proposal 8. If any shareholder casting a vote in connection hereto does not notify us if he, she or it has a Personal Interest with respect to this Proposal 8, his, her or its vote with respect to this Proposal 8 will not be counted for the special disinterested majority required.

See Proposal 1 above for an overview of the definition of "Personal Interest" pursuant to the Companies Law.

The Companies Law allows our Board of Directors to approve the Amended Policy even in the event it was not approved by our shareholders; provided that our Compensation Committee and thereafter the Board of Directors have determined, based on detailed reasoning, and after having re-examined the Amended Policy, that the approval of the Amended Policy, in spite of the objection of the Company's shareholders, is for the benefit of the Company.

The Board of Directors recommends a vote FOR approval of the Amended Policy in the form attached hereto as Annex A.

PROPOSAL 9

APPOINTMENT OF SOMEKH CHAIKIN, CERTIFIED PUBLIC ACCOUNTANTS
(ISRAEL), A MEMBER OF KPMG INTERNATIONAL, AS INDEPENDENT PUBLIC
ACCOUNTANTS OF THE COMPANY AND AUTHORIZATION OF AUDIT COMMITTEE
TO FIX THE COMPENSATION OF SUCH AUDITORS

Under the Israeli Companies Law, the appointment of independent public accountants requires the approval of the shareholders of the Company.

Following the recommendation and approval of the Audit Committee, the Board of Directors has authorized and approved the appointment of the accounting firm of Somekh Chaikin, Certified Public Accountants (Isr.), a member of KPMG International ("Somekh Chaikin"), as the independent certified public accountants of the Company for the year ending December 31, 2019, and until the next annual general meeting of the shareholders of the Company.

The Audit Committee and Board of Directors believe that the selection of Somekh Chaikin to continue as the independent accountants of the Company is appropriate and in the best interest of the Company and its shareholders. Subject to the approval of this Proposal 9, the Audit Committee will be authorized to set the compensation of such auditors in accordance with the volume and nature of their services.

The shareholders of the Company are requested to adopt the following resolution:

"RESOLVED, to appoint Somekh Chaikin as the independent public accountants of the Company for the year ending December 31, 2019, and until the next annual general meeting of the Company's shareholders, and to authorize the Audit Committee to set their compensation in accordance with the volume and nature of their services."

The appointment of Somekh Chaikin as the independent public accountants of the Company for the year ending December 31, 2019, and until the next annual general meeting of the Company's shareholders and authorization of the Audit Committee to set their compensation in accordance with the volume and nature of their services, requires the affirmative vote of an Ordinary Majority.

The Board of Directors recommends that the shareholders vote FOR approval of the proposed resolution.

REVIEWING THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEAR ENDED
DECEMBER 31, 2018, AND TRANSACTING SUCH OTHER BUSINESS AS MAY
PROPERLY COME BEFORE THE MEETING

At the Meeting, shareholders will have an opportunity to review, ask questions and comment on the Company's Consolidated Balance Sheet as of December 31, 2018 and the Consolidated Statement of Income for the year then ended. The Company published its audited financial statements for the fiscal year ended December 31, 2018 on Form 6-K, which was filed with the Securities and Exchange Commission (the "SEC") on March 19, 2019 and is available at their website, www.sec.gov, and also published such financial statements together with the Company's Annual Report on Form 20-F, which was filed with the SEC on April 25, 2019 and is available at their website, and you may request that a copy be mailed to you. The Company will hold a discussion with respect to the Annual Report and financial statements at the Meeting. This agenda item will not involve a vote by the shareholders.

Management is not aware of any other matters to be presented at the Meeting. If, however, any other matters should properly come before the Meeting or any adjournment or postponement thereof, the proxy confers discretionary authority with respect to acting thereon, and the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

_________________________________

Your vote is important! Shareholders are urged to complete and return their proxies promptly in order to, among other things, ensure action by a quorum and to avoid the expense of additional solicitation. If the accompanying proxy is properly executed and returned in time for voting, and a choice is specified, the shares represented thereby will be voted as indicated thereon. EXCEPT AS MENTIONED OTHERWISE IN THIS PROXY STATEMENT, IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT. Proxies and all other applicable materials should be sent to the offices of the Company at 14 Atir Yeda Street, Kfar Sava 4464323, Israel (telephone number: 972-9-764-4555, facsimile number: 972-9-765-1977).

ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable to foreign private issuers. Accordingly, we file reports and other information with the SEC. Shareholders may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Shareholders can call the SEC at 1-800-SEC-0330 for further information on using the public reference room. In addition, similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850 USA. All documents which we will file on the SEC's EDGAR system will be available for retrieval on the SEC's website at http://www.sec.gov. This proxy statement is also available on our website at http://www.silicom.co.il and on the SEC's website at http://www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. The Notice of the Annual General Meeting of Shareholders and the Proxy Statement have been prepared in accordance with applicable disclosure requirements in the State of Israel.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR THE INFORMATION FURNISHED TO YOU IN CONNECTION WITH THIS PROXY STATEMENT WHEN VOTING ON THE MATTERS SUBMITTED TO SHAREHOLDER APPROVAL HEREUNDER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS PROXY STATEMENT IS DATED APRIL 30, 2019. YOU SHOULD NOT ASSUME THAT THE  INFORMATION  CONTAINED  IN  THIS  DOCUMENT  IS  ACCURATE  AS  OF  ANY  DATE  OTHER  THAN  APRIL 30, 2019,  AND  THE  MAILING  OF  THIS  DOCUMENT  TO SHAREHOLDERS SHOULD NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the Board of Directors SILICOM LTD. /s/ Yeshayahu ('Shaike') Orbach Yeshayahu ('Shaike') Orbach DIRECTOR, PRESIDENT AND CHIEF EXECUTIVE OFFICER
Kfar Sava, Israel Date: April 30, 2019

Annex A

SILICOM LTD.

AMENDED EXECUTIVE COMPENSATION POLICY

Purpose

The purpose of the Silicom Ltd. ("Silicom") Amended Executive Compensation Policy (the "Policy") is to describe Silicom's overall compensation strategy for executive officers and directors and to provide guidelines for setting compensation of its executive officers and directors.

The Policy is adopted and re-approved in accordance with the requirements of Israel's Companies Law, 1999 (the "Companies Law") and reflects the specific compensation requirements and limitations as set forth in the Companies Law. This Policy applies to the compensation arrangements of all of Silicom's directors and executive officers, including all office holders (as defined in the Companies Law) (collectively, the "Executives").

The adoption, amendment and restatement of the Policy shall be recommended by the Compensation Committee of the Board of Directors (the "Compensation Committee") and approved by the Board of Directors and Silicom's shareholders, except that the approval of the shareholders may be waived in circumstances prescribed by the Companies Law.

Compensation Committee Independence

The Compensation Committee will be composed of at least three members of the Board of Directors. Each member of the Compensation Committee must meet the independence requirements established under applicable law.  All of Silicom's External Directors (within the meaning of the Companies Law) will be appointed as members of the Compensation Committee, and shall constitute a majority of the Compensation Committee members.  The Chairman of the Compensation Committee shall be an External Director.

Overall Strategy

Silicom believes that strong, effective leadership is fundamental to its continued growth and success in the future.  This requires the ability to attract, retain, reward and motivate highly-skilled executives; executives with the competencies needed to excel in a rapidly changing marketplace and to continually motivate their employees.

The Policy is intended to align between the need to incentivize Executives to succeed in achieving their goals and the need to assure that the compensation structure meets Silicom's interests and its overall financial and strategic objectives, rewards performance, maintains a reasonable wage structure throughout the organization and reinforces a culture that management believes will promote the long-term success of Silicom.

The Policy is also designed to offer Executives a compensation package that is competitive with other companies in our industry, and in particular in the IT, Internet and Technology industries.

In support of this goal, Silicom's executive compensation practices are designed to meet the following objectives:

•	align incentives, the board determined performance targets and equity grants, with Silicom's fiscal performance as well as achievement of strategic objectives that create shareholder value;

•	retain and encourage high potential team players to build a career at the Company;

•	provide incentives that are cost-efficient, competitive with other organizations and fair to employees and shareholders; and

•	design a balanced approach to compensation that properly aligns incentives with company performance and shareholder value and does not promote inappropriate risk taking.

General Considerations in Setting Compensation

In setting compensation of an Executive, the Compensation Committee and the Board of Directors shall consider, among other things, the following factors:

•	the educational, professional experience and accomplishments of the Executive;

•	the Executive's position, responsibilities and prior compensation arrangements;

•	data of peer companies, including companies in the industry and/or geographic market;

•	compensation for comparably situated executives;

•	the Executive's expected contribution to Silicom's future growth and profitability;

•
the relation between the employment terms of the Executive and the average and median compensation of Silicom's employees and contractors, as well as whether such variation has an effect on employment relations; and

•	any requirements prescribed by applicable law from time to time.

Each of the Compensation Committee and Board of Directors may engage compensation advisors and other professionals to assist in formulating compensation packages in line with the Policy, including, without limitation, to assist in collecting relevant data, framing the appropriate factors to be considered and evaluating the different factors being considered.

Executive Compensation Framework

Silicom provides fair and equitable compensation for its Executives by combining several compensation elements.

All compensation arrangements of Executives are to be approved in the manner prescribed by applicable law.  Executives, including External Directors or Independent Directors, may waive their entitlement to their compensation, subject to applicable law.

Silicom pays Executives, other than non-employee directors, a compensation package that combines a base salary, a cash bonus, equity-based long-term incentives and other benefits.

Silicom's Compensation Committee and Board of Directors may approve an amendment to the compensation of Silicom's Chief Executive Officer that is immaterial relative to the existing compensation of Silicom's Chief Executive Officer and complies with the terms of this Policy.  For the purposes hereof, an amendment at an aggregate threshold of up to three monthly base salaries during the term of this Policy (i.e. during a three-year period following the adoption date of this Policy) relative to compensation of Silicom's Chief Executive Officer as of the adoption date of this Policy shall be deemed an immaterial amendment.

Non-employee directors, including External Directors within the meaning of the Companies Law, are entitled to be paid cash compensation for Board and any Committee member's services, as applicable, in accordance with the amounts which are permitted under the Companies Regulations (Rules Regarding Compensation and Expenses of External Directors), 2000 enacted pursuant to the Companies Law, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel), 2000, as such regulations may be amended from time to time.  We do not grant any variable bonus or equity based compensation, nor any separation payments to our non-employee directors.

Recoupment Policy

To reflect sound corporate governance, Silicom's recoupment policy relating to Executive compensation allows for the recovery of all or a portion of any compensation paid to an Executive that was paid during the previous three years on the basis of financial data included in Silicom's financial statements in any fiscal year that were found to be inaccurate and were subsequently restated

In such event, Silicom will seek reimbursement from the Executives to the extent such Executives would not have been entitled to all or a portion of such compensation, based on the financial data included in the restated financial statements.

The Compensation Committee will be responsible for approving the amounts to be recouped and for setting terms for such recoupment from time to time.

Notwithstanding the aforesaid, the recoupment policy will not be triggered in the event of a financial restatement due to changes in the applicable reporting or accounting standards.

The above noted recoupment policy does not derogate from any relevant recoupment or clawback provisions under any applicable law or regulatory rules which apply to Silicom.

Variable Pay

All Executives other than non-employee directors will be incentivized through a program that sets performance targets based on their role and scope.  Actual payments are driven by the business and individual performance vis-à-vis the performance targets set at the beginning of the year.

The performance targets and the maximum variable components payable to each Executive (other than directors) shall be presented and recommended by Silicom's Chief Executive Officer and reviewed and approved by the Compensation Committee and the Board of Directors.  The performance targets and the maximum variable components payable to any employee Executives who are also directors shall be presented and recommended by the Compensation Committee and reviewed and approved by the Board of Directors and Silicom's shareholders, and the performance targets and the maximum variable components payable to Silicom's Active Chairman of the Board and President and Chief Executive Officer shall be as approved by Silicom's shareholders on the general annual meeting of Silicom's shareholders dated June 8, 2016.

All Executives (other than non-employee directors) are incentivized through cash bonuses and long-term equity-based incentives to provide the Executive with a stake in Silicom's success – thus linking the Executive's long-term financial interests with the interests of Silicom's shareholders.  The maximum value of the variable compensation components shall not exceed eighty percent of each Executive's total compensation package on an annual basis.

In determining performance targets for Executives and the cash bonus and equity-based long-term incentives payable to each Executive, consideration should be given to promote Silicom's goals and to ensure that a significant portion of the variable components be determined based on measureable criteria.  A non-significant portion of the variable components may be based on non-measureable criteria taking into account the Executive's contribution to Silicom, unless such Executive is subordinated to Silicom's Chief Executive Officer, in which case a significant portion of the variable components may be based on non-measureable criteria taking into account the Executive's contribution to Silicom, provided that the aggregate value of such portion does not exceed three monthly base salaries of such Executive.

Examples of performance targets that will be considered include:

•	financial results;

•	sales results;

•	efficiency metrics;

•	internal and external customer satisfaction;

•	shareholder value;

•	execution of projects; and

•	attainment to milestones.

Unless otherwise specified in the terms of the variable compensation of an Executive, the Board of Directors shall not have discretion to unilaterally reduce such Executive's variable compensation.

Equity compensation may be granted in any form permitted under Silicom's equity incentive plans, as in effect from time to time (collectively, the "Equity Incentive Plans"), including stock options, restricted share units and restricted stock.  Equity grants to Executives shall be made in accordance with the terms of the Equity Incentive Plans.

All equity-based incentives granted to Executives shall be subject to vesting periods in order to promote long-term retention of the awarded Executives.  Unless determined otherwise in a specific award agreement approved by the Compensation Committee and the Board of Directors, grants to Executives other than directors shall vest gradually over a period of between two to four years.  Silicom does not have any equity ownership guidelines that require any of our Executives to hold a stated number or fixed percentage of our ordinary shares, nor do they have to continue to hold for any period of time shares in the Company which they acquired as a result of the exercise of fully vested equity grants.  The value of the equity-based compensation shall be calculated on the grant date, according to acceptable valuation practices at the time of grant.  The Board of Directors shall not have discretion to limit the value of the equity-based compensation at the time of exercise.  The Board of Directors may, following approval by the Compensation Committee, extend the period of time for which an award is to remain exercisable, or make provisions with respect to the acceleration of the vesting period of any Executive’s awards, including, without limitation, in connection with a corporate transaction involving a change of control.

The Chairman of the Board of Directors together with the President and Chief Executive Officer is entitled to recommend granting special incentives to Executives, subject to the approval of the Compensation Committee and the Board of Directors.

Separation Payments

As a matter of policy Silicom does not generally provide separation payments upon termination of an Executive’s engagement with the company, other than payments prescribed by applicable law, practice or other legal considerations.  Should the Company elect to make a separation payment to a departing Executive, and other than as stated below with respect to the separation payments to be provided to Silicom's Active Chairman of the Board and its President and Chief Executive Officer, such payment may not exceed an amount equal to 12 months’ pay of the departing Executive’s compensation and shall be determined based on certain criteria, including the length of employment of the Executive, the Executive’s performance during his/her employment, the circumstances surrounding the termination of employment of the Executive, etc.  In December 2007 our Audit Committee and Board of Directors approved severance arrangements for the Active Chairman of the Board and the President and Chief Executive Officer which provide for extended notice provisions and severance payments in the event of termination.  The arrangements, details of which can be found under Proposals 2 and 3 in the Proxy Statement filed as Exhibit 2 to Form 6-k filed by Silicom with the Securities and Exchange Commission ("SEC") on December 13, 2007, were also approved by our shareholders in January 2008, and remain in effect.

Indemnification and Insurance

The articles of the association of Silicom permit the Company to indemnify its Executives and to procure directors and officers insurance ("D&O Insurance") for its Executives to the fullest extent permitted by applicable law, and it has been Company policy to do so, including for new hires.  All of our Executives continue to be party to an indemnification agreement with the Company as attached as Appendix A to the Proxy Statement included as Exhibit 2 to the Form 6-k filed by the Company with the SEC on March 1, 2012.  The Company continues to renew a D&O Insurance policy covering all Executives of the Company.

Going forward, and upon approval of this Policy as required pursuant to the Companies Law, any change to the Executive indemnification agreement and/or the D&O Insurance, including the cost and/or any changes which materially depart from the key terms of the current agreement and/or D&O Insurance (provided that such changes apply equally to Executives of the Company, including directors) will be submitted to the Company’s Compensation Committee and the Board of Directors for their approval but shall not, unless required by law or the Company’s Articles of Association, be presented at a General Meeting of the shareholders.

Recommendation, Review and Approval of Policy

The independent Compensation Committee shall periodically review the Policy and monitor its implementation, and recommend to the Board of Directors and shareholders to amend the Policy as it deems necessary from time to time.

The term of the Policy shall be three years as of the date of its adoption.  Following such three year term, this Compensation Policy will be brought to the shareholders for approval.

Adopted: ________, 2019